Farmer Mac Doubles Quarterly Dividend Rate on Common Stock

Also Declares Quarterly Dividends on Preferred Stock

WASHINGTON, Feb. 2, 2012 /PRNewswire/ -- The Federal Agricultural Mortgage Corporation (Farmer Mac) today announced that it has doubled the quarterly dividend paid on the Corporation's common stock. Farmer Mac's board of directors has declared a first quarter dividend of $0.10 per share on each of the Corporation's three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend for first quarter 2012 will be payable on March 30, 2012 to holders of record of common stock as of March 15, 2012.

Farmer Mac's President and CEO Michael Gerber stated, "Farmer Mac's financial condition and earnings outlook are strong. The increased quarterly dividend on common stock underscores our confidence in Farmer Mac's future and our commitment to achieve enhanced returns to shareholders consistent with our financial condition and outlook."

Farmer Mac's board of directors has also declared a quarterly dividend on the Corporation's Series C Preferred Stock, which is not listed on any exchange. The quarterly dividend of $12.50 per share of Series C Preferred Stock is for the period from January 1, 2012 through March 31, 2012 and will be payable on April 2, 2012 to holders of record of preferred stock as of March 15, 2012. Each share of Series C Preferred Stock has a par value and liquidation preference of $1,000.00 per share.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Additional information about Farmer Mac is available on its website at www.farmermac.com.

CONTACT: Richard Eisenberg, (Investor Inquiries) or Christopher Bohanon, (Media Inquiries), +1-202-872-7700